GIGABEAM
Host: Louis Slaughter
July 25, 2007/12:00 p.m. EDT

GIGABEAM

July 25, 2007
12:00 p.m. EDT

Moderator
Ladies and gentlemen, thank you for standing by and welcome to the GigaBeam Corporation conference call. At this time all participants are in a listen-only mode. Later we will have a question and answer session, and instructions will be given at that time. As a reminder, today’s conference is being recorded.

I would now like to turn the conference over to our first speaker, Mr. Michael Briolla. Please go ahead.

M. Briolla	Thank you. Good morning, ladies and gentlemen. I’m Michael Briolla, Executive Vice President of Trilogy Capital Partners. I’m pleased to welcome you to today’s GigaBeam conference call.

Before we get started I’d like to read a brief cautionary statement. This conference may contain forward-looking statements made by the senior management of GigaBeam that involve risks and uncertainties that could affect GigaBeam’s ability to achieve the anticipated financial results. Additionally, certain statements contained in this call that are not based on historical fact are forward-looking statements in the meaning of the Private Securities Reform Act of 1995. GigaBeam intends that forward-looking statements in the call be subject to the Safe Harbor created thereby. GigaBeam’s actual results could differ materially from the results projected and implied by such forward looking statements as a result of risk factors, including risk factors set forth in GigaBeam’s filings with the SEC.

With that, I would like to introduce Lou Slaughter, Chairman and CEO of GigaBeam. Lou.

GIGABEAM
Host: Louis Slaughter
July 25, 2007/12:00 p.m. EDT

L. Slaughter	Thank you, Michael. Can you hear me okay?

M. Briolla	Yes sir.

L. Slaughter	And to everyone participating in this conference call today, thank you for your time. I really appreciate you joining.

Over the past few months GigaBeam has experienced many exciting developments, including several milestone orders for our next generation wireless broadband technology. But before I get into that, let me give you some vital background information.

GigaBeam’s WiFiber product, I believe, ushers in a new era of communications by allowing our customers and users to bypass the existing and restrictive telecom infrastructure controlled by the large carriers, which we are all too familiar with, and connect directly to the city’s fiber optics HUB point-of-presence. We believe that the far-reaching impact of an easily deployable, low cost alternative to fiber optics or terrestrial fiber, for that matter, is difficult to overestimate. Especially since our product, WiFiber’s, current point-to-point, high speed offering transmit data utilizing the highest approved radio frequencies at speeds equivalent to 1,000 DSL lines, or 641 T1 lines. Let me repeat—1,000 DSL lines or 641 T1 lines.

WiFiber is truly a market disruptive technology that enables applications such as VoIP, Internet, video, television, movies, and data transmission with high security, high speed, and robustness comparable to traditional fiber optic cables, but with all of the advantages of wireless technology.

GigaBeam’s co-founders, which includes myself and Doug Lockie, were instrumental in affecting legislation to open up 71 to 76 gigahertz, 81 to 86 gigahertz, and 92 to 95 gigahertz of wireless spectrum that our WiFiber product utilizes. This spectrum represents 15%, let me say that again, 15% of all the authorized spectrum available today, and the largest amount of spectrum ever regulated by the FCC. This vast amount of spectrum is critical to wireless multi-gigabyte per second transmission speeds, which are critical to GigaBeam’s product offering.

GIGABEAM
Host: Louis Slaughter
July 25, 2007/12:00 p.m. EDT

Current GigaBeam partners and customers include Google, Verizon, ING, Sprint, the Department of Defense, as well as several cities and universities such as San Francisco and Boston University. The company has implemented an aggressive commercialization strategy to expand into every major metropolitan market around the globe.

Our customers can purchase and install a GigaBeam link in a couple of hours, and at typically one-tenth of the cost of fiber in any deployed area. When compared to paying monthly fees required to use existing fiber from an incumbent carrier, return on investment to our customers is typically only two to three-quarters. In a major metropolitan city, laying fiber optic cable or terrestrial fiber alone can cost over a million dollars a mile. Several cities and municipalities are currently expanding commitments to GigaBeam’s technology based on testimonials that the economics of WiFiber solutions have proven already superior to terrestrial fiber and even other wireless alternatives.

GigaBeam’s visionary management team is fully committed to augmenting current revenues through a network of authorized dealers and resellers across North America, South America, Europe, Africa, the Middle East, and even India, and finally Asia. These resellers, which include One Velocity and Innovative IF in Las Vegas, Nevada, and Johannesburg, South Africa, respectively, have local expertise and established contacts.

In short, GigaBeam offers a truly unique investment opportunity with truly market disruptive wireless technology, a pioneering management team, and an established worldwide network dedicated to penetrating every metropolitan market around the globe.

Now I would like to take a moment to discuss some of our more recently announced milestone achievements, namely those we have received milestone orders from two of our key resellers.

The first was a recently announced purchase order for 24 additional WiFiber links from One Velocity Inc., a wireless telecom provider for the Western United States with its operations in Las Vegas. We expect to drive additional revenues and earnings from the projected considerable growth of One Velocity’s network, along with the creation of additional next generation wireless local exchange carriers, or what I call WiLecs, in other locations here in the United States and also around the globe.

GIGABEAM
Host: Louis Slaughter
July 25, 2007/12:00 p.m. EDT

The network One Velocity has established as one of the fastest commercial metro Ethernet networks in the world. The latency of their network across the valley of Las Vegas, covering 620 square miles, is north 0.56 milliseconds. Again I repeat, north 0.56 milliseconds. This is significant considering that existing carriers have latency across metro areas of 5.0 to 10 milliseconds. So large corporations, enterprise, and carriers are requiring greater and greater bandwidth solution, and the existing competitive infrastructures of incumbent carriers are incapable of rapidly meeting these needs.

One Velocity’s services are rapidly deployable, highly scalable, secure, reliable, and broadly accessible. One Velocity has now deployed approximately 30 WiFiber links to date, and has established several resilient gigabyte Ethernet loops across Las Vegas. They are now providing service to more than 28 enterprise and local government customers and offering services ranging from a low of 5 megabytes per second up to 2 gigabytes per second.

Yesterday we announced that we received an order for four additional WiFiber wireless broadband links from our South African reseller, Innovative Telecom, a major South African distributor and systems integrator of WiFi and WiMAX and other proprietary technology solutions. We view South Africa, and for that matter the whole African continent, as an emerging market for GigaBeam technologies and see this follow-on order as clear evidence that we are gaining momentum in the region.

South Africa represents an important market for GigaBeam. Given the costs and challenges of delivering seamless connections through terrestrial fiber in the region, GigaBeam’s WiFiber technology provides robust and cost effective wireless fiber products and solutions to meet the growing demand.

Innovative IF has identified a niche in the African telecommunications market for one-stop wireless and communications solution provider. The Innovative IF telecom paradigm continuously adapts to business needs, making it responsive to the demands of the telecommunications infrastructure, and we are pleased to be associated with such an exciting reseller.

GIGABEAM
Host: Louis Slaughter
July 25, 2007/12:00 p.m. EDT

With that said, it has been an exceptional quarter thus far with the announcement made to date so early into the quarter, and the prospects and opportunities we are currently pursuing. We look forward to continuing the momentum as we grow our business and create the value that’s inherent in our product.

I appreciate your time and I invite you to ask questions at this time. Thank you.

Moderator	Our first question will come from the line of Sandy Steinberg with Stanford Group. Please go ahead.

S. Steinberg
Lou, first of all congratulations on your stock price. I think it’s great. You mentioned the concept of WiLec. Actually my question is a two-part question. Can you explain what a WiLec is and how it’s different from what companies in telecom today, like Verizon, are using?

And the second part of my question is how is GigaBeam’s wireless technology different from other wireless technologies out there today?

L. Slaughter	Sandy, thank you for the question, and I appreciate your support with GigaBeam. Let me tackle the first question.

As I said in my presentation, a WiLec is a local exchange carrier and it’s expected to provide everything that a Verizon provides, including voice, video, data, movies, Internet. So that I guess you could say, from that perspective, it’s not different in terms of service offerings. In fact, unlike other wireless service offerings by other wireless providers, WiLecs, as I said in my presentation, start at 5 megabytes per second and currently, in the case of One Velocity, proposed to offer all the way up to 2 gigabytes per second. So they’re attacking the high end, large enterprise market. And this is possible because our capacity is significant of our links. We have the first transport infrastructure of wireless technology out there.

So the difference, I guess, with Verizon, to answer your question a little further, is the infrastructure across the city uses WiFiber, our product, whereas Verizon actually digs in fiber. So there’s a significant cost advantage. For example, I’m told in Las Vegas to build out Las Vegas it will cost around $15 million to $20 million. If you wanted to do that with terrestrial fiber it would be north of $200 million.

Can you read your second question again, please, Sandy?

S. Steinberg	Can you hear me, Lou?

GIGABEAM
Host: Louis Slaughter
July 25, 2007/12:00 p.m. EDT

L. Slaughter	Yes, I can hear you, Sandy.

S. Steinberg	How is GigaBeam’s wireless technology different from other wireless technologies out there today?

L. Slaughter
Thank you. It’s really the capacity. Other wireless offerings are limited by speed in the amount of frequency they use. It’s just simple physics; you can only cram a certain amount of bits and bytes onto every waveform. So to send a lot of data you need lots and lots of frequency. Microwave, as we know it today, point-to-point microwave is limited to typically 30-megahertz blocks or combinations of 30-megahertz blocks.

What I helped pioneer was 13,000 megahertz; we’re talking more than 400 times the amount of spectrum. As I said in my pitch, it represents 15% of all the authorized spectrum, so it’s a significant block of spectrum and you can send a whole bunch of data. So that’s why we call our product WiFiber—it’s wireless fiber, fiber in the air.

Thank you, Sandy.

Moderator	Our next question comes from the line of Howard Moshin with Brookmar Capital. Please go ahead.

H. Moshin	You mentioned Google. What do you do with Google actually, Lou?

L. Slaughter	We never put a press release out in Google, but Google has themselves made public announcements about working with us. But I’m glad you asked the question.

Google has deployed our technology in Mountain View for their WiFi deployment there. Initially when they put the WiFi network in they used microwave for backhaul, and I’m told the network appeared to have bottlenecks because of surges in user demand. So they changed out the microwave technology, put our technology in, and all the lights went green. In short, a very large pipe is forgiving.

We do have an NDA in place with Google, so I’m restricted to what I can say about that. But we’re pleased and I believe they’re very pleased with the WiFiber deployment out there in Mountain View, California. Thank you.

GIGABEAM
Host: Louis Slaughter
July 25, 2007/12:00 p.m. EDT

Moderator	Our next question comes from the line of Michael Lichtenstein with Sierra Equity Group. Please go ahead.

M. Lichtenstein
Lou, congratulations on the volume and stock price; it’s tremendous. I have a two-part question. The first part is obviously in your first quarter your indirect expenses were roughly $2.9 million for the quarter. That doesn’t seem high, and I expect that you could be profitable soon. Can you comment on that?

And the second question is you spoke about One Velocity, which sounds unbelievably exciting. How many more One Velocity’s are out there actually?

L. Slaughter
Your first question with respect to our first quarter. Yes, we reported our indirect costs in our Q as being about $2.9 million for the quarter. We significantly, with our refocus of our business efforts and restructuring, brought our costs down.

I can’t give forward-looking statements, but you can expect that the level and size of orders that you’re currently seeing coming in and that we’re booking that we will be profitable soon, and I expect that to occur within the next few quarters. I don’t want to commit exactly. We are optimistic that it will be soon, given our final and our sales pipeline, but I don’t want to be held to a hard commitment.

What was your other question, Michael?

M. Lichtenstein	Can you hear me?

L. Slaughter	Yes, I can hear you.

M. Lichtenstein	One Velocity you spoke about it seems to be extremely exciting. How many other One Velocity’s actually are out there?

L. Slaughter
Absolutely it’s an exciting story. One Velocity is just the start of what we’re seeing. It’s the first olive out of the jar, if you will. It’s the testimonial, just like the Kingdom of Bahrain order that we mentioned last quarter; it’s a testimonial for follow-on orders in other countries in the Middle East. The economics are so significant for deploying our technology versus terrestrial fiber that we expect that there will be many other cities in the United States, and also internationally. We have a number of discussions underway, no deals are signed, but we’re optimistic.

GIGABEAM
Host: Louis Slaughter
July 25, 2007/12:00 p.m. EDT

Thank you, Michael. Next question.

Moderator	Our next question comes from the line of Edward Feighan. Please go ahead.

E. Feighan
Thank you very much. Well I’m an individual investor, and I’ve been very impressed with some of the accomplishments that you’ve been able to deliver in the first half of this year, so I congratulate you on that.

My question to the management is what do you see as the biggest problem out there for American telecom generally? And do you see the GigaBeam solutions in any way responsive to what would be regarded as one of the bigger problems?

L. Slaughter
Edward, thank you for your support. The biggest problem facing the telecom industry is the last mile solution. That’s connecting any point of fiber in any city with the end user, be it a large business building, be it a cell tower, be it a multi-residential development. The last mile is the big problem.

And bear in mind that all the cheap fiber has been laid; there are no deals on laying fiber any cheaper. In fact, the costs are going to go up--the litigation issues, the regulatory issues.

For example, consider those independent cell companies, like Sprint. They buy their backhaul from Verizon, AT&T today, and they’re selling handsets that operate at a megabyte per second, yet they’re buying their backhaul, I’m told, of $100 to $200 a month for a 1.5 megabyte connection to a cell tower. The economics just don’t work; the math doesn’t work. That’s an example of just one last mile problem we’re positioned to solve.

Thank you, Ed. Next question.

Moderator	And our last question comes from the line of Jim Lees. Please go ahead.

J. Lees
Hello, Lou. Once again, congratulations to the company and to all the people that have made this happen so successfully. My question pertains to competition and who is out there that may be imitating GigaBeam? And are there any safeguards with the FCC licensing for GigaBeam?

GIGABEAM
Host: Louis Slaughter
July 25, 2007/12:00 p.m. EDT

L. Slaughter
Competition there are some players coming into this space; because it’s 15% of all the authorized spectrum we expect entrants to come in. We, by far, are advanced. We have a very advanced product. It’s an industrial grade product, with double power supplies. We’ve shipped over 100 links; not one link has been returned for money back. So we’re by far the leader.

As to people with our product we believe we absolutely will lead the market now and into the future.

As to other competitor technologies, the second part of your question, the FCC licensing process when somebody gets a license they get a point-to-point license that nobody can impinge upon. If they do they get fined $10,000 a day for every day that they interfere. So that’s the protection that we have from the FCC.

Thank you, Jim.

I believe, Moderator, that was the last question.

Moderator	Correct.

L. Slaughter
Ladies and gentlemen, I appreciate your participation today. I think it’s evident that everyone at GigaBeam is very enthusiastic about our company and its future. This is an exciting company, which has created in a relatively short period of time with a broad array of wireless applications. While GigaBeam has had a remarkable history to date we think our future is even brighter. And I do appreciate your time today. Thank you very much.

Moderator
Ladies and gentlemen, today’s conference will be available for replay. You may access the AT&T replay system after 3:30 p.m. Eastern today through August 25, 2007. Please dial 1-800-475-6701 and the access code is 881716. International participants may dial into the United States at 320-365-3844.

We appreciate your participation in today’s call. You may now disconnect.